Exhibit "A" To The Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	BANKRUPTCY CASE NO.
	§	
DIGERATI TECHNOLOGIES, INC.	§	13-33264-H4-11
	§	
DEBTOR.	§	CHAPTER 11

PLAN PROPONENTS' JOINT CHAPTER 11 PLAN OF REORGANIZATION AS MODIFIED ON THE RECORD ON APRIL 4, 2014

Respectfully Submitted,

COKINOS, BOSIEN & YOUNG

By: ______________________

CRAIG E. POWER
State Bar No. 16210500
cpower@cbylaw.com
MISTY A. SEGURA
State Bar No. 24033174
msegura@cbylaw.com
TIFFANY M. MELCHERS
State Bar. No. 24084627
tmelchers@cbylaw.com
Four Houston Center
1221 Lamar St., 16th Floor
Houston, TX 77010
Phone: 713-535-5500
Fax: 713-535-5533

ATTORNEYS FOR RIVERFRONT CAPITAL, LLC, HURLEY FAIRVIEW, LLC, TERRY DISHON, AND SHEYENNE RAE NELSON HURLEY

WALKER & PATTERSON, PC

By: ______________________
~~Johnie Patterson~~ MIRIAM GOOTT
State Bar No. ~~15601700~~ 24048846
jjp@walkerandpatterson.com
P.O. Box 61301
Houston, TX 77208
Phone: (713) 956-5577
Fax: (713) 956-5570

ATTORNEY FOR RECAP MARKETING & CONSULTING LLP; WEM EQUITY CAPITAL INVESTMENTS, LTD. & RAINMAKER VENTURES II, LLC

THE KELLEY LAW FIRM

By: ______________________
Lloyd E. Kelley
State Bar No. 11203180
kelley@lloydekelley.com
2726 Bissonnet, Suite 240, PMB 12
Houston, TX 77005
Phone: 281-492-7766
Fax: 281-652-5973

ATTORNEY FOR RECAP MARKETING & CONSULTING LLP; WEM EQUITY CAPITAL INVESTMENTS, LTD. & RAINMAKER VENTURES II, LLC

HOOVER SLOVACEK LLP

By: ______________________
EDWARD L. ROTHBERG
State Bar No. 17313990
rothberg@hooverslovacek.com
MELISSA A. HASELDEN
State Bar No. 00794778
haselden@hooverslovacek.com
DEIRDRE CAREY BROWN
State Bar No. 24049116
brown@hooverslovacek.com
5847 San Felipe, Suite 2200
Houston, Texas 77057
Telephone: 713.977.8686
Facsimile: 713.977.5395

ATTORNEYS FOR DEBTOR

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	BANKRUPTCY CASE NO.
	§	
DIGERATI TECHNOLOGIES, INC.	§	13-33264-H4-11
	§	
DEBTOR.	§	CHAPTER 11

PLAN PROPONENTS' JOINT CHAPTER 11 PLAN OF REORGANIZATION

Certain Parties-in-Interest, Riverfront Capital, LLC, Recap Marketing and Consulting, LLP, Rainmaker Ventures II, Ltd., and WEM Equity Capital Investments, Ltd. (hereinafter "Parties-in-Interest") and Hurley Fairview, LLC, Terry Dishon, and Sheyenne Rae Nelson Hurley (hereinafter "Allowed Secured Creditors"), and Debtor joining as a Plan proponent (hereinafter collectively "Plan Proponents"), propose the following Joint Chapter 11 Plan of Reorganization, (the "Plan") in this bankruptcy case.

ARTICLE 1

INTRODUCTION AND GENERAL PURPOSES OF THE PLAN

Plan Proponents propose this Plan for the treatment of all outstanding creditor claims and equity interests pursuant to Chapter 11 of the Bankruptcy Code. The Plan contemplates a significant reduction in Debtor's operations and debt through the sale of two of Debtor's subsidiaries, Hurley Enterprises, Inc. and Dishon Disposal, Inc. The proceeds from these sales will help fund this Plan. The Debtor will continue to own the common stock in its remaining subsidiary Shift8 Technologies, Inc., which is a holding company for Digerati Networks, Inc. and Shift8 Networks, Inc. f/k/a Digerati Broadband, Inc. All holders of claims against and equity interests in the Debtor are encouraged to read the Plan and accompanying Disclosure Statement

in their entirety before voting on the Plan.

ARTICLE 2

DEFINITIONS

2.1 For purposes of the Plan the following terms shall have the respective meanings specified as follows:

2.1.1 Administrative Claim shall mean any Claim that is defined in Section 503(b) of the Bankruptcy Code as being an "administrative expense" within the meaning of such section and referenced in Bankruptcy Code Section 507(a)(1) including, without limitation, the actual, necessary costs and expenses of preserving the Debtor's estate and operating the business of the Debtor, through the Effective Date, including wages, salaries, or commissions for services rendered after the commencement of the case, compensation for legal and other services and reimbursement of expenses Allowed or awarded under Bankruptcy Code Sections 330(a) or 331, and all fees and charges assessed against the estate of the Debtor under title 28 of the United States Code.

2.1.2 Allowed Claim or Allowed Equity Interest shall mean a Claim or Equity Interest (a) in respect of which a proof of claim or application has been filed with the Bankruptcy Court within the applicable period of limitation fixed by Bankruptcy Rule 3001 or (b) scheduled in the list of Creditors and Equity Interest Holders prepared and filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(b) and not listed as Disputed Claims or Disputed Equity Interests or contingent or liquidated as to amount, in either case as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Bankruptcy Rule 3001 or an order of the Bankruptcy Court, or this Plan, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending or as otherwise allowed under this Plan. An Allowed Claim may refer to a Secured Claim, a General Unsecured Claim, an Administrative Claim or a priority Claim as the context provides.

Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Recap Marketing and Consulting, LLP shall each have an Allowed Equity Interest for their respective equity interests in common stock issued prior to the Transaction.

2.1.2.1 On the Confirmation Date, any options, warrants to purchase, debentures or preferred shares or holders of securities other than common stock are cancelled; provided, however, Arthur L. Smith and Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Recap Marketing and Consulting, LLP, shall have an allowed claim for their equity interests in common stock issued prior to the November Transactions, as defined in the Bankruptcy Settlement Agreement, and shall be subject to the arbitration provisions of the Bankruptcy Settlement Agreement if there is any dispute. Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Recap Marketing and Consulting, LLP shall submit any disputed equity claims to the arbitrator pursuant to the Bankruptcy Settlement Agreement. The Plan will be approved whether or not an arbitration decision is made before Confirmation Date. If the arbitrator awards additional shares of common stock than the Debtor currently has listed in its shareholder list or issues an award of shares of common stock that would result in a change in the number of issued shares of the Reorganized Debtor, then the Reorganized Debtor will implement the decision of the arbitrator which may include having to issue additional shares of common stock. If the arbitrator's decision requires issuance of additional shares of common stock to Arthur L. Smith, Antonio Estrada, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and/or Recap Marketing and Consulting, LLP, then the shareholders not receiving additional shares will be diluted. The Reorganized Debtor will take immediate steps to implement the arbitrator's decision according to applicable law, which may require a registration statement or applicable exemption as well as appropriate securities law disclosures such as 8K filings. If the result of

arbitration requires the issuance of additional shares and the Reorganized Debtor does not have currently available shares or an insufficient amount of currently available shares for issuance, then the Reorganized Debtor will immediately take all necessary actions to implement the arbitrator's decision in accordance with all applicable law. The Reorganized Debtor will immediately employ SEC counsel to address securities compliance issues.

2.1.2.2 Each party shall bear its own costs of arbitration;

2.1.2.3 The Reorganized Debtor shall not in any way participate in any arbitration proceeding related to the determination of the ownership interests unless such action is approved by the new Board of Directors. The Reorganized Debtor shall respond to any request by the arbitrator. If the new Board of Directors approve the participation of the Reorganized Debtor, then the Reorganized Debtor shall hire independent counsel to represent the Reorganized Debtor; provided however that no funds from the Grantor Trust shall be utilized to pay for such independent counsel. Hoover Slovacek, Cokinos, Bosien & Young, Christian, Smith and Jewell, The Kelley Law Firm, Walker & Patterson PC, The Spiller Law Firm, The Gore Law Firm, Robert L. Sonfield, Jr. P.C., d/b/a Sonfield & Sonfield, Pierce & Black, PC, Bert "Terry" Tarrant Dunken, Jr., Harold Gerwerter, Gregg Jaclin, Jeffrey Ansley, as well as any related attorneys, may not be employed as independent counsel for the Reorganized Debtor on this issue;

2.1.2.4 The Reorganized Debtor shall in good faith implement any and all arbitration decisions related to the Allowed Equity Interests.

2.1.2 Avoidance Actions shall mean any and all rights, claims and causes of action arising under any provision of Chapter 5 of the Bankruptcy Code, or similar state law, such as the Uniform Fraudulent Transfer Act or Uniform Fraudulent Conveyance Act, as enacted.

2.1.3 Bankruptcy Code shall mean the Bankruptcy Code, 11 U.S.C. §101 et *seq.,* as it

existed on the Filing Date.

2.1.4 Bankruptcy Court shall mean the United States Bankruptcy Court for the Southern District of Texas, Houston Division, in which the Debtor's Chapter 11 case, pursuant to which the Plan is proposed, is pending, and any Court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.

2.1.5 Bankruptcy Estate shall mean all of the assets owned by the Debtor and its estate.

2.1.6 Bankruptcy Rules shall mean the rules of procedure in bankruptcy cases applicable to cases pending before the Bankruptcy Court and local bankruptcy rules as adopted by the Bankruptcy Court.

2.1.7 Bankruptcy Settlement Agreement means that agreement entered into on January 14, 2014, between the Debtor, Arthur L. Smith, Antonio Estrada, Hurley Fairview, LLC, Hurley Enterprises, Inc., Hurley Family Trust, Vess Hurley, Sheyenne Rae Nelson Hurley, Dishon Disposal, Inc., Riverfront Capital, LLC, Luci Dishon, Terry Dishon, Dishon Family Heritage Trust, Southpaw Trust, Rainmaker Trust, Bert Tarrant ("Terry") Dunken, Sheryl Dunken, David Gorham, Connie Gorham, Christy Albeck, Albeck Financial Services, Inc., Hunter M. A. Carr, Recap Marketing & Consulting, LLP, Rhodes Holdings, LLC, Robert L. Sonfield, Jr. P.C., d/b/a Sonfield & Sonfield, Robert L. Sonfield, Jr., Robert C. Rhodes, also known as Robert C. Rhodes, II American Equity Fund, LLC, Delta S Ventures, LP, Cloud Capital Corp, William E. McIlwain, John Howell, Scott A. Hepford, The Lunaria Heritage Trust, WEM Equity Capital Investments, Ltd., Rainmaker Ventures II, Ltd., and Kelley Kirker. The Bankruptcy Settlement Agreement was approved by the Bankruptcy Court on January 15, 2014 (Docket #673). A copy of the Bankruptcy Settlement Agreement is attached hereto as Exhibit 1 and made a part hereof.

2.1.8 Bar Date shall mean the deadline of October 16, 2013 established by the Bankruptcy Court as the date by which proofs of claim for nongovernmental entities and proof of Interests (for Disputed Interests) had to be filed.

2.1.9 Cash shall mean Cash and Cash equivalents including, without limitation, checks

and wire transfers.

2.1.10 Claim shall have the meaning given in Section 101 of the Bankruptcy Code, to wit, any right to payment, or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, against the Debtor in existence on or before the Filing Date, whether or not such right to payment or right to equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, secured or unsecured whether or not asserted.

2.1.11 Class shall mean any class into which Allowed Claims or Allowed Interests are classified pursuant to Article 4.

2.1.12 Class 1 Claims, Class 2 Claims, Class 3 Claims, Class 4, Class 5 Claims and Class 6 Claims shall mean the Claims so classified in Sections 4.1 through 4.6, respectively.

2.1.13 Class 7 Allowed Digerati Common Stock Interests shall mean the Allowed Equity Interests so classified in Section 4.7.

2.1.14 Class 8 Warrants, Preferred Stock and Stock Options shall mean all warrants, preferred stock, and stock options issued by Digerati prior to the Confirmation Date so Classified in Section 4.8.

2.1.15 Closing Date(s) shall mean the respective date(s) for the closing of the sales of Hurley and Dishon or closing of the Financing provided for in Article 6.5 and shall not be deemed to occur until the respective sales price is paid in full pursuant to the terms of a motion and court order approving the sale.

2.1.16 Confirmation Date shall mean the date upon which the Confirmation Order is entered by the Clerk of the Bankruptcy Court.

2.1.17 Confirmation Hearing shall mean the hearing held by the Bankruptcy Court to consider confirmation of the Plan.

2.1.18 Confirmation Order shall mean the order entered by the Bankruptcy Court confirming this Plan, and any modifications thereto, in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

2.1.19 Creditor shall mean any entity holding a Claim.

2.1.20 Debtor shall mean Digerati Technologies, Inc., Debtor in Bankruptcy Case No. 13-33264-H4-11.

2.1.21 Disallowed Claim shall mean any Claim or portion thereof which has been disallowed by a Final Order and includes any Claim which is not an Allowed Claim for any other reason.

2.1.22 Disallowed Equity Interest shall mean any Equity Interest or portion thereof which has been disallowed by a Final Order and includes any Equity Interest which is not an Allowed Equity Interest for any other reason.

2.1.23 Disbursing Agent shall mean the Trustee of the Grantor Trust on behalf of the Reorganized Debtor.

2.1.24 Disclosure Statement shall mean the written document filed by the Plan Proponents in accordance with Section 1125(b) of the Bankruptcy Code containing information sufficient to enable a hypothetical reasonable investor typical of Holders of Claims or Interests of the relevant Class to make an informed judgment about this Plan.

2.1.25 Dishon means Dishon Disposal, Inc., a wholly owned subsidiary of the Debtor.

2.1.26 Dishon Notes shall mean those two certain Secured Promissory Notes dated November 16, 2012, payable to Terry Dishon in the respective original principal amounts of $20 million and $10 million, plus applicable interest and related charges representing a part of the consideration for Digerati's purchase of Dishon Disposal, Inc. and which is secured by a pledge of 100% of the Dishon stock.

2.1.27 Dishon Plan Carve Out shall mean 50% of the unpaid professional fees entitled to payment as an Administrative Claim plus $1,250,000.

2.1.28 Dishon Sale shall mean the sale of all or substantially all of the Dishon stock or assets.

2.1.29 Disputed Claim shall mean that portion (including, where appropriate, the whole) of any Claim (other than an Allowed Claim) that (a) is listed in the Debtor's

schedules of liabilities as disputed, contingent, or unliquidated; (b) is listed in the Debtor's schedules of liabilities and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim exceeds the scheduled amount; (c) is not listed in the Debtor's schedules of liabilities, but as to which a proof of Claim has been filed with the Bankruptcy Court; or (d) as to which an objection has been filed and has not become an Allowed Claim.

2.1.30 Disputed Claim Reserve Account shall mean the account set up pursuant to Section 6.13 hereof.

2.1.31 Disputed Equity Interest shall mean all or any part of any Equity Interest that (a) is listed in the Debtor's schedules, list of equity security holders (as supplemented and amended), or statement of financial affairs as disputed or as to which an objection has been filed and has not become an Allowed Equity Interest.

2.1.32 Effective Date shall mean December 31, 2014.

2.1.33 Equity Interest shall mean the interests represented by an "equity security" as defined in Section 101 of the Bankruptcy Code in respect to which a proof of interest has been filed with the Bankruptcy Court within the applicable period of limitation fixed by Bankruptcy Rule 3001 or (b) scheduled in the list of Equity Security Holders prepared and filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(b).

2.1.34 Executory Contract(s) shall mean any pre-petition unexpired lease(s) or executory contract(s) of the Debtor within the meaning of Section 365 of the Bankruptcy Code.

2.1.35 Filing Date shall mean May 30, 2013, the date the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code.

2.1.36 Final Order shall mean an order or judgment of a Court which has become final in accordance with law, and which has not been stayed pending appeal.

2.1.37 Financing shall have the meaning set forth in Article 6.5.

2.1.38 General Unsecured Claim shall mean either (i) a Claim that is not secured by a lien, security interest or other charge against or interest in property in which

Debtor has an interest or which is not subject to setoff under Section 553 of the Bankruptcy Code; (ii) a Claim that is not a Secured Claim; (iii) a Claim that is not an Administrative Claim; (iv) a Claim that is not a Priority Claim; or (v) a Claim that is not otherwise entitled to priority under Bankruptcy Code Sections 503 or 507.

2.1.39 Holder shall mean the owner or holder of any Claim or Equity Interest.

2.1.40 Hurley means Hurley Enterprises, Inc., a wholly owned subsidiary of the Debtor.

2.1.41 Grantor Trust shall mean the grantor trust established pursuant to Section 6.2 of the Plan.

2.1.42 Hurley Notes shall mean the Secured Promissory Notes dated November 15, 2012, payable to: (i) Hurley Fairview, LLC in the original amount of $20 million, and (ii) Sheyenne Hurley in the original principal amount of $10 million, each to include interest and related charges representing a part of the consideration for Digerati's purchase of Hurley which is secured by a pledge of 100% of the Hurley stock.

2.1.43 Hurley Plan Carve Out shall mean 50% of the unpaid professional fees entitled to payment as an Administrative Claim plus $1,250,000.

2.1.44 Hurley Sale shall mean the sale of all or substantially all of the Hurley stock or assets.

2.1.45 Initial Shareholders' Meeting Post-Confirmation shall mean the first annual meeting of the Reorganized Debtor provided for under any state law or governing documents of the Reorganized Debtor.

2.1.46 Insider has the definition ascribed under the Bankruptcy Code.

2.1.47 IRS shall mean the Internal Revenue Service

2.1.48 Lien shall mean a "lien" as defined in Section 101(37) of the Bankruptcy Code.

2.1.49 Net Sales Proceeds means proceeds from the Dishon Sale and the Hurley Sale, net of all necessary and actual costs and expenses associated with such transactions (including, without limitation, any broker fee/commission, advertising,

documentation, reasonable attorneys' fees and other costs, fees and expenses approved by the Bankruptcy Court), and any federal income taxes, whether ordinary income or capital gains, incurred by the Reorganized Debtor attributable to such sales.

2.1.50 Person shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization, or a government or any agency or political subdivision thereof.

2.1.51 Plan shall mean the Plan Proponents' Joint Chapter 11 Plan of Reorganization, as altered, supplemented, modified or amended in accordance with the terms hereof in accordance with the Bankruptcy Code, the Bankruptcy Rules and this Plan.

2.1.52 Priority Claim shall mean any claim subject to priority and right of payment under Bankruptcy Code Section 507, and tax claims allowed priority under the Bankruptcy Code.

2.1.53 Professionals shall mean all professionals employed in this case pursuant to Section 327 or 1103 of the Bankruptcy Code.

2.1.54 Pro-Rata Proportion shall mean the proportion that the amount of an Allowed Claim bears to the total amount of all Claims in the respective class

2.1.55 Reorganized Debtor shall mean Digerati Technologies, Inc. on and after the Confirmation Date.

2.1.56 Retained Litigation Claims shall mean those causes of action described in Exhibit 4.

2.1.57 Rule 11 Mediated Settlement Agreement shall mean that certain agreement entitled Rule 11 Mediated Settlement Agreement entered into by Hurley Fairview, LLC, Hurley Family Trust, Vess Hurley, Sheyenne Rae Nelson Hurley, Riverfront Capital, LLC, Riverfront Holdings, LLC, Luci Dishon, Terry Dishon, Dishon Family Heritage Trust, Southpaw Trust, Rainmaker Trust, Bert "Terry" Tarrent Dunken, Jr., Sheryl Dunken, David Gorham, Connie Gorham, Christy Albeck, Rhodes Holdings, LLC, Cloud Capital Corp., Philip Johnston, Recap Marketing & Consulting, LLP, Robert C. Rhodes, also known as Robert C.

Rhodes, II, Robert L, Sonfield, Jr. P.C. d/b/a Sonfield & Sonfield, WEM Equity Capital Investments, Ltd., Scott A. Hepford, The Lunaria Heritage Trust. John Howell, Oleum Capital. LLC, William E. McIlwain, MCI Partners, LLC, Rainmaker Ventures II Ltd., American Equity Fund LLC, Delta S Ventures, LP, Hunter M. A. Carr. Black Ink Financial Controls, LLC, Special Waste Management Services, LLC, Septic Services, LLC, Capital Expansions, LLC, Perfect Circle Water Systems LLC, PCWS, LLC, Raw Clay Supply, LLC, Gestalt Manufacturing, LLC, Prestige Management Consultants, LLC, Alchemy Works, LLC, IP Barn LLC d/b/a Hidden Assets, Living Well Food Services, LLC, Fat Boys, LLC, Rotund Boys, LLC, Manufacturing Ventures, LLC, Dishon Living Trust, R & V RV Park, LLC, Flat Rock Rentals, LLC, Mud Head, LLC, Studio H, LLC, Clearwater, Inc. and BBMP Management, LLC on January 14, 2014.

2.1.58 Sale Approval Order(s) means the order(s) that may be entered by the Bankruptcy Court approving: the sale of either Hurley or Dishon pursuant to sections 1123(a)(5)(D) and 1141(c) of the Bankruptcy Code.

2.1.59 Secured Claim shall mean a Claim secured by a lien, security interest or other charge against or interest in property in which the Debtor has an interest, or which is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value (determined in accordance with Section 506(a) of the Bankruptcy Code) of the interest of the Holder of such Claim in the Debtor's interest in such property or to the extent of the amount subject to such setoff, as the case may be

2.1.60 Shift8 means Shift8 Technologies, Inc., Shift8 Networks, Inc. f/k/a Digerati Broadband, Inc., and Digerati Networks, Inc.

2.1.61 Substantial Consummation shall occur upon the sale of Dishon and Hurley.

2.1.62 Surplus Net Sales Proceeds shall mean the Net Sales Proceeds minus payments to Holders of Administrative and Priority Claims and all Claims in Classes 1, 2, 3 and 4.

2.1.63 Transaction means the agreements and resolutions, including but not limited to an Agreement and Plan of Reorganization, entered into by certain parties to facilitate

a transaction which closed on November 26, 2012, whereby Digerati acquired Waste Deep, Inc. and its two 100% owned oil field service subsidiaries, Hurley and Dishon, and Waste Deep, Inc. was later merged into Digerati.

2.1.64 Trustee shall be William R. Greendyke, the trustee of the Grantor Trust, and is also referred to herein as the Disbursing Agent.

2.1.65 Unsecured Claims in excess of $1,000 shall mean an Allowed Claim, (a) the amount of which (prior to any subdivision or assignment thereof after the Petition Date) is more than $1,000 or (b) the Holder of which has not irrevocably elected prior to the Confirmation Date to reduce the amount thereof to $1,000 and to have such Allowed Claim included in Class 4 by indicating such election on the form utilized for purposes of acceptance or rejection of the Plan.

2.1.66 Unsecured Claims of $1,000 or Less shall mean an Allowed Claim, (a) the amount of which (prior to any subdivision or assignment thereof after the Petition Date) is not more than $1,000 or (b) the Holder of which irrevocably elected prior to the Confirmation Date to reduce the amount thereof to $1,000 and to have such Allowed Claim included in Class 3 by indicating such election on the form utilized for purposes of acceptance or rejection of the Plan.

2.2 Interpretation. Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective sections, articles of or exhibits to the Plan, as the same may be amended, waived or modified from time to time. The headings and table of contents in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa and words denoting one gender shall include the other gender. All exhibits and schedules attached to the Plan are incorporated herein by such attachment.

2.3 Application of Definitions and Rules of Construction Contained in the Bankruptcy Code. Words and terms defined in Section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

2.4 Other Terms. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

ARTICLE 3

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Claims have not been classified and are treated and described in this section.

3.1 Administrative Claims Bar Date. Any Holder of an Administrative Claim (including any cure Claims for executory contracts or leases that are assumed pursuant to this Plan, or pursuant to a 363 sale including Lease Claims) against the Debtor, except for administrative expenses incurred in the ordinary course of operating the Debtor's business, shall file an application for payment of such Administrative Claim on or within sixty (60) days after entry of the Confirmation Order with actual service upon counsel for the Debtor and the Trustee otherwise such Holder's Administrative Claim will be forever barred and extinguished and such Holder shall, with respect to any such Administrative Claim, be entitled to no distribution and no further notices

3.2 Payment of Non-Tax Administrative Claims. Each Holder of an unpaid Allowed Administrative Claim, except for administrative tax claims allowed under Section 503(b)(1) shall be paid in Cash in full from either available Cash, the Net Sales Proceeds, the Dishon Plan Carve Out, the Hurley Plan Carve Out and/or the Financing on the later of thirty (30) days after the Closing Date or the date such Claim becomes an Allowed Administrative Claim, unless the Holder of such Claim agrees to a different treatment.

3.3 Payment of Administrative Tax Claims. The Debtor anticipates incurring a federal income tax liability on the gains derived from the Hurley Sale and the Dishon Sale that will constitute an Administrative Tax Claim. The Debtor will estimate the maximum potential amount of this Administrative Tax Claim for each company and deposit that

amount into the Disputed Claim Reserve Account from the Net Sales Proceeds. In accordance with the provisions of Section 505(b)(2), the Debtor will submit a tax return to the IRS, pay the amount it believes is due at the time, and request the IRS to make a determination that the amount paid is correct. If the return is not selected for audit within sixty (60) days of the request, the balance contained in the Disputed Claim Reserve Account for the Administrative Tax Claim shall be distributed to the Class 1 or Class 2 creditors from whom the funds were withheld if there was a deficiency in paying the Allowed Secured Claims as set forth herein; otherwise these funds shall be distributed as Surplus Net Sales Proceeds. If the return is selected for audit within the foregoing sixty (60) day period, the Debtor will retain the funds in the Disputed Claim Reserve Account attributable to the potential Administrative Tax Claim until one hundred eighty (180) days after the request for determination is made. If the IRS has not completed the audit after expiration of one-hundred eighty (180) days from the date the request for determination is made, the balance contained in the Disputed Claim Reserve Account for the Administrative Tax Claim shall be distributed as follows: (i) first to satisfy any deficiency in the amounts owed to the Class 1 or Class 2 Creditors as the case may be; (ii) second as Surplus Net Sales Proceeds. If the IRS determines that any amount is due within the one-hundred eighty (180) day time period, the Debtor reserves the right to request the Bankruptcy Court to determine the correct amount in accordance with Section 505(b)(2)(B). Once the actual amount of the Administrative Tax Claim is determined, it shall be paid from the Disputed Claim Reserve Account and any amount reserved in excess of that amount shall be distributed as set forth above.

3.4 Payment of Priority Claims. To the extent that Cash is available, each Holder of an unpaid Allowed Priority Claim shall be paid in Cash in full on the later of thirty (30) days after the Confirmation Date or the date such Claim becomes an Allowed Priority Claim, unless the Holder of such Claim agrees to a different treatment. If sufficient Cash is not available to pay Allowed Priority Claims in the manner provided in this Paragraph 3.4, then Allowed Priority Claims shall be paid from the Net Sales Proceeds, the Dishon Plan Carve Out, the Hurley Plan Carve Out and/or the Financing, along with simple interest at the rate of 5% per annum unless the Holder of such Claim agrees to a different treatment.

3.5 Payment of United States Trustee Fees. All fees incurred pursuant to 28 U.S.C. §1930(a)(6) for time periods prior to entry of Order Confirming Plan shall be paid by the Debtor on or before the Effective Date. The Reorganized Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. §1930(a)(6) entry of Order Confirming Plan. After confirmation, the Reorganized Debtor shall file with the Bankruptcy Court and serve on the United States Trustee a monthly financial report for each month (or portion thereof) the case remains open in a format prescribed by the United States Trustee and provided to Reorganized Debtor by the United States Trustee.

3.6 Payment to Professionals. All payments to professionals for actual, necessary services and costs shall be paid from available Cash, Net Sales Proceeds, funds obtained through the Dishon Plan Carve Out, the Hurley Plan Carve Out and/or the Financing, after notice and hearing and/or objection by parties-in-interest. After the Confirmation Date, professionals requesting payment of fees shall submit invoices to the Reorganized Debtor, the Holders of the Allowed Class 1 and Class 2 Secured Claims, the parties who are Plan Proponents and the Holder of an Allowed Equity Interest who requests receipt of such invoices. If any party receiving the invoices has an objection to the fees requested, it shall send a letter or email to the professional describing an objection within fourteen (14) days of receipt of the invoices. Any letter or description shall not limit the scope of any objection to be filed and is to be considered initial discussion points only. If no letter is received, then the fees shall be paid. If a letter is received, the parties shall attempt to resolve the dispute amicably without intervention of the Bankruptcy Court. If an amicable resolution cannot be reached, then the professional shall file a fee application with the Bankruptcy Court and the fees shall not be paid unless and until Bankruptcy Court approval is obtained.

ARTICLE 4

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

The Plan provides for the division of Claims and Interests into eight Classes.

Classification and Specification of Treatment of Claims and Interests. All Claims and Interests, except Administrative Claims and Priority Claims, are placed in the following Classes

of Claims and Interests, pursuant to Bankruptcy Code Section 1123(a)(1). This section specifies the treatment of such Classes of Claims and Interests and of their impaired or unimpaired status, pursuant to Bankruptcy Code Sections 1123(a)(2) and (3). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Interest qualifies within the description of that different Class. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, withdrawn, waived, settled, or otherwise satisfied.

Subject to all other applicable provisions of the Plan (including its distribution provisions), classified Claims and Interests shall receive the treatment set forth below. The Plan will not provide any distributions on account of a Claim or Interest to the extent that such Claim or Interest has been Disallowed, released, withdrawn, waived, settled, or otherwise satisfied or paid as of the Effective Date, including, without limitation, payments by third party guarantors, sureties, or insurers, whether governmental or nongovernmental. The Plan will not provide any distributions on account of a Claim or Interest, the payment of which has been assumed by a third party.

4.1 Class 1. Secured Claims of Terry Dishon.

4.1.1 Classification. Class 1 consists of the Allowed Secured Claims of Terry Dishon, related to the Dishon Notes, in the principal amount of $30 million, plus interest at the nondefault rate, and any reasonable costs, charges and fees as may be allowable under 11 U.S.C. §506(b), secured by a lien on 100% of the stock of Dishon Disposal, Inc. In the event there are Surplus Net Sales Proceeds, the Class 1 Claim shall include interest at the default rate.

4.1.2 Treatment. The Allowed Secured Class 1 Claim shall be paid in full on the Closing Date from the Dishon Net Sales Proceeds. In accordance with the Bankruptcy Settlement Agreement, in the event of a sale of Dishon to a third party for an amount that is less than payment in full of the Class 1 Allowed

Secured Claim, plus $1,250,000, plus any amount necessary to satisfy fifty percent of Digerati's unpaid professional fees, Terry Dishon agrees that the Dishon Plan Carve Out shall be retained by the Reorganized Debtor for payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. To the extent the Allowed Secured Class 1 Claim is not paid in full, the deficiency balance shall be waived except for a claim to a refund under Section 3.3. The Allowed Secured Class 1 Claims Holder shall retain his lien until such time as Dishon is sold at which point he shall deliver certificates representing 100% of the issued and outstanding shares of stock of Dishon and a release of his liens thereon to the Trustee of the Grantor Trust on behalf of the Reorganized Debtor in exchange for payment as provided herein.

4.1.3 Impairment. The Class 1 Claim is impaired.

4.2 Class 2. Secured Claims of Hurley Fairview LLC and Sheyenne Hurley.

4.2.1 Classification. Class 2 consists of the Allowed Secured Claims of Hurley Fairview, LLC, and Sheyenne Rae Nelson Hurley related to the Hurley Notes. Hurley Fairview LLC holds an Allowed Secured Claim in the principal amount of $20 million, plus interest at the nondefault rate, and any reasonable costs, charges and fees as may be allowable under 11 U.S.C. §506(b), and Sheyenne Rae Nelson Hurley holds an Allowed Secured Claim in the principal amount of $10 million, plus interest at the nondefault rate, and any reasonable costs, charges and fees as may be allowable under 11 U.S.C. §506(b), each secured by liens on 100% of the stock of Hurley Enterprises, Inc. In the event there are Surplus Net Sales Proceeds, the Class 2 Claim shall include interest at the default rate.

4.2.2 Treatment. The Allowed Secured Class 2 Claims shall be paid in full on the Closing Date from the Hurley Net Sales Proceeds. In accordance with the Bankruptcy Settlement Agreement, in the event of a sale of Hurley to a third party for an amount that is less than payment in full of the Class 2 Allowed Secured Claims, plus $1,250,000, plus any amount necessary to satisfy fifty percent of Digerati's unpaid professional fees, the Holders of the Allowed Class 2 Secured Claims agree that the Hurley Plan Carve Out shall be retained by the Reorganized

Debtor for payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. To the extent the Allowed Secured Class 2 Claims are not paid in full, the deficiency balance shall be waived, except for a claim to a refund under Section 3.3. The Allowed Class 2 Secured Claim Holders shall retain their lien until such time as Hurley is sold at which point they shall deliver certificates representing 100% of the issued and outstanding shares of stock of Hurley and a release of liens thereon to the Trustee of the Grantor Trust on behalf of the Reorganized Debtor in exchange for payment as provided herein.

4.2.3 Impairment. The Class 2 Claims are impaired.

4.3 Class 3. Allowed General Unsecured Claims of $1,000 or Less

4.3.1 Classification: Class 3 consists of the Allowed Unsecured Claims of $1,000 or less.

4.3.2 Treatment: The Holders of Allowed Class 3 General Unsecured claims shall be paid in full without post-petition interest, within thirty (30) days of the Confirmation Date, from available surplus Cash on hand.

4.3.3 Impairment. Class 3 Claims are impaired.

4.4 Class 4. Allowed General Unsecured Claims in Excess of $1,000.

4.4.1 Classification. Class 4 consists of the Allowed General Unsecured Claims in Excess of $1,000 and the Holders of Convertible Debentures.

4.4.2 Treatment. The Holders of Allowed Class 4 General Unsecured Claims shall be paid in full without post-petition interest, from the Net Sale Proceeds of either Dishon or Hurley, whichever occurs first, the Dishon Plan Carve Out, the Hurley Plan Carve Out or the Financing. Payment to Holders of Allowed Class 4 General Unsecured Claims shall occur on the later of (i) thirty (30) days after the Closing Date or (ii) the Allowance of the Class 4 Claim. The conversion feature permitting conversion of debt to common stock contained in any convertible debentures is hereby revoked. Alternatively, the Holder of a Class 4 claim may elect to reduce the amount of its claim to $1,000 and to have such Allowed Claim included in Class 3 by indicating such election on the form utilized for purposes

of acceptance or rejection of the Plan. Notwithstanding the foregoing, if the Holder of the Class 1 or Class 2 Allowed Secured Claims are not paid in full from the Net Sales Proceeds of their respective collateral, the maximum amount deducted from payment of the Class 1 Allowed Secured Claim shall be the Dishon Plan Carve Out and the maximum amount deducted from the Class 2 Allowed Secured Claim shall be the Hurley Plan Carve Out.

4.4.3 Impairment. Class 4 Claims are impaired.

4.5 Class 5. Allowed Subordinated Unsecured Claims Arising Out of Disputed Rights to Preferred Series "A" Interests.

4.5.1 Classification. Class 5 consists of the Allowed Subordinated Unsecured Claims arising out of disputed rights to Preferred Series "A" Interests. The creditors listed in Section 4.5.2 are deemed to have Allowed Class 5 Claims.

4.5.2 Treatment. After creditors provided for in Articles 3 and Classes 1 through 4 are paid in full, Allowed Class 5 Subordinated Unsecured Claims Arising out of disputed rights to Preferred Series "A" Interests in the Debtor shall be treated as follows:

i. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Hurley Fairview, LLC shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 40,000 as the numerator and by using the number 140,000 as the denominator.

ii. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Terry Dishon shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 20,000 as the numerator and by using the number 140,000 as the denominator.

iii. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Sheyenne Hurley shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 20,000 as the numerator and by using the number 140,000 as the

denominator.

iv. In exchange for the rescission of any claim to any rights arising out of the Preferred Series A Interests, Riverfront Capital shall receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 40,000 as the numerator and by using the number 140,000 as the denominator.

v. All remaining claims not addressed by Paragraphs i-iv above arising out of related to Preferred Series “A” Interests held by any other party are hereby Disallowed and declared void *ab initio.*

vi. All stock certificates representing Preferred Series A shares shall be deemed cancelled.

4.5.3 Impairment. The Class 5 claims are impaired.

4.6 Class 6. Super voting rights arising out of the disputed rights to Preferred Series "E" Interests of Oleum Capital, LLC.

4.6.1 Classification. Class 6 consists of Claims arising out of the disputed super voting rights granted to Preferred Series "E" Interests held by Oleum Capital, LLC.

4.6.2 Treatment. The Class 6 voting rights arising out of disputed rights to Preferred Series “E” Interests in the Debtor held by Oleum Capital, LLC are deemed void *ab initio,* disallowed and shall receive no distribution under this Plan. All stock certificates for Series E shares shall be deemed cancelled.

4.6.3 Impairment. The Class 6 claims are impaired.

4.7 Class 7. Allowed Equity Interests of Digerati Common Stock.

4.7.1 Classification. Class 7 consists of the Allowed Equity Interests of Debtor’s common stock which have not been released in the Bankruptcy Settlement Agreement.

4.7.2 Treatment. After payments are made as set forth in this Plan, Reorganized Debtor, on behalf of Class 7 will receive a Pro-Rata share of Surplus Net Sales Proceeds calculated by using the number 20,000 as the numerator and by using the number

140,000 as the denominator. Further, the Class 7 shareholders will retain their common stock in the Debtor and therefore remain 100% of the shareholders of the Reorganized Debtor. The Plan provides for authorization of common stock which, if issued, could result in dilution of the Class 7 interests.

4.7.3 Impairment. The Class 7 interests are impaired.

4.8 Class 8. Warrants, Preferred Stock, and Stock Options Issued by Digerati prior to the Confirmation Date.

4.8.1 Classification. Class 8 consists of all warrants, preferred stock, and all stock options issued by Digerati prior to the Confirmation Date.

4.8.2 Treatment. All warrants, preferred stock, other than those rights associated with certain Preferred Stock discussed in Section 4.5 above, and stock options issued by Digerati prior to the Confirmation Date are cancelled. All issued preferred stock is cancelled, however, the Reorganized Debtor shall retain any authorized but unissued preferred shares in the treasury of the company which may not be issued until after the Effective Date.

4.8.3 Impairment. The Class 8 interests are impaired.

ARTICLE 5

VOTING OF CLAIMS AND INTERESTS

All Classes 1, 2, 3, 4, 5, 6, 7 and 8 are impaired and therefore are entitled to vote on this Plan. Accordingly, the acceptances of All Classes 1, 2, 3, 4, 5, 6, 7 and 8 must be solicited.

ARTICLE 6

MEANS FOR EXECUTION OF PLAN

6.1 Shareholder Loans.

6.1.1 Sheyenne Hurley and/or Hurley Fairview, LLC shall pay or cause to be paid any shareholder loans and/or director/officer loans to Vess Hurley, Sheyenne Hurley

and/or Hurley Fairview, LLC from Hurley Enterprises, Inc., incurred after November 26, 2012, in the amount set forth in the final audit prepared by the auditors, or as shown in the books and records of Hurley Enterprises, Inc. after a review by a Certified Public Accountant, as well as any loans made to said persons in 2013 ("Hurley Shareholder's Loans"), which shall be paid out of the sale proceeds of the closing of the sale of Digerati's interest in Hurley Enterprises, Inc. In the event that the Debtor's interests in Hurley Enterprises, Inc. are not sold, the Debtor and Hurley Enterprises, Inc. retain any and all rights and remedies they may have under law to collect the Hurley Shareholder's Loans.

6.1.2 Terry Dishon and Riverfront Capital, LLC shall pay or cause to be paid any shareholder loans, if any, made to said persons in 2013 ("Dishon Shareholder's Loans"), which shall be paid out of the sale proceeds of the closing of the sale of Digerati's interest in Dishon Disposal, Inc. In the event that the Debtor's interests in Dishon Disposal, Inc. are not sold, the Debtor and Dishon Disposal, Inc. retain any and all rights and remedies they may have under law to collect the Dishon Shareholder's Loans.

6.1.3 The Reorganized Debtor shall be 100% owner of Shift 8 with voting control. Arthur Smith and Murray Nye shall return and cause to be cancelled all interest in Shift8, including but not limited to any capital stock (which includes all preferred stock).

6.2 Creation of Grantor Trust. Title to the stock of Hurley and Dishon shall be transferred to the Grantor Trust subject to existing liens and subject to the Rule 11 Agreement and shall remain property of the estate until sold and shall not vest in the Reorganized Debtor. Subject to the Rule 11 Mediated Settlement Agreement, Cokinos, Bosien, and Young, PC shall retain actual possession of the Hurley and Dishon Stock Certificates, in trust, until closing of the Hurley Sale and/or the closing of the Dishon Sale as provided for in Sections 4.1.2 and 4.2.2. The Retained Litigation Claims, as detailed on Exhibit 4, shall also be transferred to the Grantor Trust. A copy of the trust agreement is attached hereto as Exhibit 2 and made a part hereof. The beneficiary of the Trust shall be the Reorganized Debtor.

6.2.1 All ownership interests that Digerati or Hurley has in the assets listed on Exhibit A to the Bankruptcy Settlement Agreement shall be transferred to Vess Hurley.

6.3 Sale of Hurley and Dishon.

6.3.1 In accordance with 11 U.S.C. §§1123(a)(5)(D) and 1141(c) and pursuant to Bankruptcy Court order upon motion and notice to all interested parties, the Trustee of the Grantor Trust shall sell the stock or assets of Hurley and Dishon free and clear of all liens, claims and encumbrances of the Debtor. Upon each Closing Date, all right, title and interest of the Debtor and its Estate in and to Hurley or Dishon, as applicable, shall vest in the respective Purchaser free and clear of all Claims, Liens, encumbrances, interests, restrictions, easements, leases, tenancies, agreements of sale and other title objections. At each Closing Date, respective holders of Liens against the stock of Hurley or Dishon, as applicable, shall release their Liens as provided in this Plan, and such holders shall execute any instruments reasonably requested to confirm and/or effectuate such release. Liens shall attach to the Net Sales Proceeds in the same priority as they previously attached to the underlying collateral subject to the Dishon Carve Out or the Hurley Carve Out.

6.3.2 Pursuant to the Bankruptcy Settlement Agreement, the Holder of the Class 1 Allowed Secured Claims may credit bid at any sale of Dishon. If the Holder of the Class 1 Claim is the successful credit bidder at a sale, he agrees to pay the Dishon Plan Carve Out to the Reorganized Debtor for the payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. The parties hereto acknowledge that the Dishon Plan Carve Out may be funded by the Financing.

6.3.3 Pursuant to the Bankruptcy Settlement Agreement, the Holders of the Class 2 Allowed Secured Claims may credit bid at any sale of Hurley. If the Holders of the Class 2 Claims are the successful credit bidders at a sale, they agree to pay the Hurley Plan Carve Out to the Reorganized Debtor for the payment of Allowed Administrative Expenses for professional fees and to pay other Allowed Claims. The parties hereto acknowledge that the Hurley Plan Carve Out may be funded by

the Financing.

6.4 Net Sales Proceeds of Hurley and Dishon Sales. The Net Sales Proceeds of the Hurley Sale and the Dishon Sale shall be transferred to the Disbursing Agent on behalf of the Reorganized Debtor solely for distribution in accordance with the terms of Articles 3 and 4. After entry of the Confirmation Order or the Sale Approval Orders, the sales of Hurley and Dishon, as the case may be, shall be consummated at the Closings pursuant to Sections 1123(a)(5)(D) and 1141(c) of the Bankruptcy Code, as applicable. The Sale Approval Orders or the Confirmation Order, as the case may be, shall contain such terms and provisions as are necessary to effectuate the Hurley Sale and Dishon Sale. The Confirmation Order or the Sale Approval Orders shall authorize and direct the Trustee of the Grantor Trust to take all actions and steps necessary to consummate the Hurley Sale and the Dishon Sale.

6.5 Financing. As an alternative to use of the Net Sales Proceeds to fund payments under this Plan, the Reorganized Debtor, the Holder of the Class 1 Claim, and/or the Holders of the Class 2 Claims are authorized to obtain financing to fund the Dishon Plan Carve Out and/or the Hurley Plan Carve Out simultaneously with payments the Holders of the Class 1 and/or Class 2 Claims elect to make under the terms of Rule 11 Mediated Settlement Agreement. It is specifically understood that this authorization includes but does not require obtaining financing for the Hurley Plan Carve Out and/or the Dishon Plan Carve Out and the payments the Holders of the Class 1 and/or Class 2 Claims elect to make under the terms of the Rule 11 Mediated Settlement Agreement. To the extent financing is obtained by pledging the assets of Hurley and/or Dishon, the Holders of the Class 1 and/or Class 2 Claims agree to either (i) pay such liens off from the Net Sales Proceeds payable to them hereunder; or (ii) reduce the amount of their Allowed Secured Claims by the amount of financing obtained. Digerati hereby agrees to use its best efforts to work with the Holders of the Allowed Class 1 and Class 2 Secured Claims to obtain this financing.

6.6 Vesting of Property of the Estate in Reorganized Debtor. On the Confirmation Date of the Plan, except as otherwise provided by the terms of the Plan, all property of the Debtor and of its Estate shall vest in the Reorganized Debtor including but not limited to the

common stock in its remaining subsidiary Shift8 Technologies, Inc., free and clear of liens, claims and encumbrances.

6.7 Continuation of Business Operations. From and after the Confirmation Date of the Plan, the Reorganized Debtor shall be authorized to continue its normal business operations in accordance with the budget attached hereto as Exhibit 3. To the extent funds are not available to satisfy the budgeted expenses, upon ten day notice from the Reorganized Debtor, Dishon shall wire transfer 50% and Hurley shall wire 50% of the funds needed to operate provided cash is available. This requirement of Dishon and/or Hurley to fund these expenses shall end when Dishon and/or Hurley are sold. Reorganized Debtor shall enter into such transactions as it deems advisable, free of any restriction or limitation imposed under any provision of the Bankruptcy Code, except to the extent otherwise provided in the Plan.

6.8 Directors and Officers of Reorganized Debtor.

6.8.1 Arthur L. Smith, William E. McIlwain, and an independent director who shall be named prior to the Confirmation Date ("Independent Director") in a Plan supplement filed by Craig Power on behalf of Plan Proponents, are hereby authorized to act as the Directors of the Reorganized Debtor from and after the Confirmation Date of the Plan until the Initial Shareholders' Meeting Post-Confirmation of the Reorganized Debtor shareholders is held. The Chairman of the first Board of Director's meeting shall be the Independent Director.

6.8.2 Absent their objection to confirmation of the Plan, Arthur L. Smith, William E. McIlwain, Murray Nye, John Fleming, John Howell, Kelley Kirker, Robert C. Rhodes, II, Independent Director and any individual that is a named party to the Bankruptcy Settlement Agreement or Rule 11 Mediated Settlement Agreement agree they shall not run for election, seek appointment, or accept a position as Directors in the Reorganized Debtor at the Initial Shareholders' Meeting Post-Confirmation. Nothing prevents them from doing so after the Initial Shareholders' Meeting Post-Confirmation. Arthur Smith and Antonio Estrada may not obtain or exercise any voting proxies to be exercised at the shareholders meeting but nothing prevents them from voting their respective shares. "Anti-

takeover" measures shall not be adopted or employed by the Board of Directors until after the Effective Date. No preferred stock or super voting shares shall be issued to anyone or voted at the shareholder meeting, if at all, until after the Effective Date. Until the Initial Shareholders' Meeting Post-Confirmation, Arthur L. Smith and William E. McIlwain shall serve as directors without any compensation from the Reorganized Debtor. The Independent Director shall be paid $500.00 USD (five hundred dollars and 00/100) per Board of Directors meeting, up to $2,500.00 USD (two thousand five hundred dollars and 00/100) per month. Nothing herein shall abrogate the rights of shareholders under Digerati's articles of incorporation, by-laws, or Nevada law to vote to remove anyone as an officer or director. All issued preferred capital stock or super voting shares are cancelled pursuant to the Plan.

6.8.3 Arthur L. Smith is authorized to act as President and Chief Executive Officer "CEO" and Antonio Estrada is authorized to act as Chief Financial Officer "CFO" from and after the Confirmation Date of the Plan, at the discretion of the Board of Directors, until the Initial Shareholders' Meeting Post-Confirmation of Reorganized Debtor's shareholders is held. After the Initial Shareholders' Meeting Post-Confirmation, the newly elected Board of Directors shall select all officers of the Reorganized Debtor. Until the Initial Shareholders' Meeting Post-Confirmation, the Officers of the Reorganized Debtor shall serve with initial compensation of $8,900.00 per month, each, subject to board oversight, review, termination and general corporate governance.

6.8.4 The Board of Directors of the Reorganized Debtor from and after the Confirmation Date of the Plan shall call for the Initial Shareholders Meeting Post-Confirmation of Reorganized Debtor to be held in Houston, Texas on or before September 15, 2014. This Initial Shareholders' Meeting Post-Confirmation shall not be held prior to August 31, 2014 unless all of the directors of the Reorganized Debtor make application to the Court for an early meeting and the Court approves it after proper notice and hearing. The Reorganized Debtor will pay for the expenses of the meeting out of available cash as a priority. Arthur L. Smith and

Antonio Estrada may remain as officers of Shift8 or any other subsidiary of the Reorganized Debtor and they may serve in non-officer or non-director positions within the Reorganized Debtor, including employees or contractors. The Debtor shall give all proper SEC disclosures, such as an 8K, of the Initial Shareholders' Meeting Post-Confirmation.

6.8.5 The Disbursing Agent on behalf of the Reorganized Debtor shall provide for the necessary funds to provide proper notification and for the hosting of a proper shareholder meeting on a priority basis. The Officers, Directors and/or Disbursing Agent of the Reorganized Debtor may not take any action(s) inconsistent with the Plan Confirmation Order, this Plan, the Bankruptcy Settlement Agreement, or the Rule 11 Mediated Settlement Agreement.

6.9 Disbursing Agent. The Trustee of the Grantor Trust shall act as the Disbursing Agent on behalf of the Reorganized Debtor.

6.10 Exclusive Rights and Duties of the Disbursing Agent. The duties of the Disbursing Agent shall be as follows:

6.10.1 Distribution to Creditors with Administrative Claims. In accordance with Article 3 of the Plan the Disbursing Agent shall pay the Administrative and Priority Claims first out of Cash on hand generated from operations, the Net Sales Proceeds, the Dishon Plan Carve Out, the Hurley Plan Carve Out or the Financing.

6.10.2 Distributions to Creditors with Allowed Claims. The Disbursing Agent shall have the sole right and duty to make the distributions provided for hereunder as set forth in Article 4 of the Plan from the Net Sales Proceeds, the Dishon Plan Carve Out, the Hurley Plan Carve Out or the Financing.

6.10.3 Distribution to Creditors with Disputed Claims that Subsequently Become Allowed Claims. Payment to each holder of a Disputed Claim, to the extent it ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of claims to which the disputed claim belongs. Payments shall be made fifteen (15) days after the Disputed Claims become Allowed Claims.